Exhibit 10.2
Execution Copy
INDUCEMENT AGREEMENT
     THIS INDUCEMENT AGREEMENT (this “Agreement”) is made as of the 14th of May, 2008 between THE NORTH CAROLINA GLOBAL TRANSPARK AUTHORITY, a body politic and corporate of the State of North Carolina, having an office at 2780 Jetport Road Suite A, Kinston, North Carolina 28504-7346 (the “GTPA”), and SPIRIT AEROSYSTEMS, INC., a Delaware corporation, having an office at 3801 South Oliver Street, P.O. Box 780008, Wichita, Kansas 67278-0008 (the “Company”).
RECITALS
     A. The GTPA promotes economic growth and development in connection with the North Carolina Global TransPark (the “TransPark”) by aiding commerce associated with a cargo airport complex located at the TransPark.
     B. The Company is a manufacturer in the aerospace industry.
     C. The GTPA has entered into negotiations with the Company to induce and cause the Company to locate a new manufacturing facility (the “Facility”) on approximately 307 acres of the GTPA’s premises at the TransPark in Lenoir County, North Carolina.
     D. Other communities outside the State of North Carolina have offered attractive incentives attempting to induce the Company to locate the Facility in those communities, and if the Company were unable to obtain the cooperation and assistance of the GTPA for the construction of the Facility, and if the GTPA were unable to secure funding for such construction through a grant from Golden L.E.A.F. (Long-Term Economic Advancement Foundation), Inc. (the “GLF”), the Company would not locate the Facility in the State of North Carolina.
     E. The GLF desires to make a grant of $100,000,000 (the “Grant”) to the GTPA to allow the GTPA to build the Facility pursuant to the terms and conditions of a Grant Agreement of even date herewith between the GTPA and the GLF (the “Grant Agreement”).
     F. The Company’s operations at the Facility are expected to provide (i) a number of new job opportunities for the citizens of eastern North Carolina and (ii) increase investment in real and personal property assets in the region, both by the Company and other vendors and suppliers.
     G. Pursuant to Part 2G of Article 10 of Chapter 143B of the North Carolina General Statutes, the Economic Investment Committee of the State of North Carolina (the “EIC”) has determined to award a Jobs Development Incentive Grant (“JDIG”) to the Company with respect to the Facility, as evidenced by a JDIG Application dated March 3, 2008 filed by the Company (the “JDIG Application”) and a Community Economic Development Agreement to be entered into between the GTPA and the Company with respect to the JDIG (the “JDIG Grant Agreement”).

     H. In consideration of the availability of the proceeds of the Grant, the terms and provisions of this Agreement, the Lease, the Construction Agency Agreement and the Escrow Agreement and the Governmental Incentive Commitments (defined in Section 1 below) (collectively, the “Inducements”), the Company has agreed to locate the Facility in the State of North Carolina at the Leased Premises. In that regard and of even date herewith:
     (i) The GLF and the GTPA have entered into the Grant Agreement; and
     (ii) The GTPA and the Company have entered into (i) that certain Construction Agency Agreement dated as of the date hereof (the “Construction Agency Agreement”), pursuant to which the GTPA appoints the Company as its exclusive construction agent in connection with the construction of the Facility, and (ii) that certain Lease Agreement dated as of the date hereof (the “Lease”), pursuant to which the GTPA will lease the Leased Premises to the Company.
     I. In consideration of the Inducements, the Company has agreed to give the GTPA certain assurances regarding the number and type of jobs it intends to create in North Carolina and the amount of investment in Capital Improvements it intends to make at the Leased Premises after the date hereof.
     J. The Company and the GTPA do now desire to enter this Agreement to set forth the understandings, agreements and obligations of each Party with respect to the Facility and the Company’s operations at the Facility.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree, intending to be legally bound, as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Aggregate Capital Improvements Target” has the meaning set forth in Section 3(b).
     “Aggregate Eligible Positions Target” has the meaning set forth in Section 3(a).
     “Agreement” has the meaning set forth in the introductory paragraph.
     “Annual Capital Improvements Clawback” means, for any applicable Annual Period, the monthly payments to be made pursuant to Section 3(b)(i) with respect to such Annual Period.
     “Annual Job Creation Clawback” means, for any applicable Annual Period, the monthly payments required to be made pursuant to Section 3(a)(i) with respect to such Annual Period.
     “Annual Period” means January 1 through December 31 of any calendar year.

     “Approved Budget” means the budget for the development and construction of the Facility developed by the Company pursuant to the Construction Agency Agreement and as approved by the GTPA pursuant to the Construction Agency Agreement and the GLF pursuant to the Grant Agreement, as such budget may be modified, amended and changed as provided in the Construction Agency Agreement.
     “Authorized Company Representative” means any officer or employee of the Company who is authorized to execute and deliver documents relating to this Agreement.
     “Capital Improvements” means (i) fixtures to real property that are of the same nature and type as those described in Schedule 1 hereto and (ii) any and all changes, additions (whether or not adjacent to or abutting any then existing buildings), expansions (whether or not adjacent to or abutting any then existing buildings), improvements, buildings, or structures that are located at the Leased Premises by the Company during the term of the Lease.
     “Clawback Payment” means any payment to be made by the Company to the GTPA pursuant to the terms of Section 3 below.
     “Commencement Date” has the meaning assigned to that term in the Lease.
     “Company” has the meaning set forth in the introductory paragraph.
     “Construction Agency Agreement” has the meaning set forth in the Recitals.
     “Construction Agreement” has the meaning assigned to that term in the Construction Agency Agreement.
     “Criteria” has the meaning assigned to that term in the JDIG Grant Agreement.
     “Due Diligence Period” has the meaning assigned to that term in the Lease.
     “EIC” has the meaning set forth in the Recitals.
     “Eligible Position” has the meaning assigned to that term in the JDIG Grant Agreement (except that the phrase “during the Base Period” shall be replaced with the phrase “during all Annual Periods”).
     “Escrow Agent” means a third-party financial institution or title company that is mutually acceptable to the GTPA, the Company and the GLF.
     “Event of Default” has the meaning assigned to that term in the Lease.
     “Existing Crops” has the meaning assigned to that term in the Lease.
     “FAA” has the meaning assigned to that term in the Lease.
     “Facility” has the meaning set forth in the Recitals.

     “Final Capital Improvements Clawback” means the monthly payments required to be made pursuant to Section 3(b)(ii) below.
     “Final Job Creation Clawback” means the monthly payments required to be made pursuant to Section 3(a)(ii) below.
     “Force Majeure” means any acts, events, or occurrences that are not caused by the negligence or willful misconduct of the affected Party and are beyond the reasonable control of a Party, including without limitation acts of God, earthquakes, unusually severe weather conditions, drought, blight, famine, quarantine, blockade, governmental acts, strikes, lack of availability of labor and materials, court orders or injunctions, terrorism, war, insurrection or civil strife, sabotage or explosions; provided, that, Force Majeure does not include a termination of any OEM Contract.
     “Full Time Employees” has the meaning assigned to that term in the JDIG Grant Agreement.
     “Governmental Incentive Commitments” means (i) the agreements, commitments and other undertakings that are listed on Schedule 2 to this Agreement and, that have been made by cities, counties, utilities, the State of North Carolina and various departments and subdivisions thereof, in favor of the Company in order to induce the Company to execute, deliver and perform this Agreement, the Lease and the Construction Agency Agreement and (ii) the covenants and agreements of the GTPA set forth in Section 4 of this Agreement.
     “Grant” has the meaning set forth in the Recitals.
     “GTPA” has the meaning set forth in the introductory paragraph.
     “Inducements” has the meaning set forth in the Recitals.
     “Initial Term” has the meaning assigned to that term in the Lease.
     “JDIG” has the meaning set forth in the Recitals.
     “JDIG Application” has the meaning set forth in the Recitals.
     “JDIG Grant Agreement” has the meaning set forth in the Recitals.
     “JDIG Grantee Annual Report” has the meaning assigned to that term in the JDIG Grant Agreement.
     “Landlord’s Alterations” has the meaning assigned to that term in the Construction Agency Agreement.
     “Law” shall mean any constitution, statute or rule of law or regulations thereunder.

     “Lease” has the meaning set forth in the Recitals.
     “Leased Premises” has the meaning assigned to that term in the Lease.
     “OEM Contract” means the contract with the OEM (as defined in Section 28(f) of the Lease).
     “Parties” means the Company and the GTPA.
     “Performance Targets” means the job creation and capital investment targets that are described in Section 3 of this Agreement
     “Renewal Term” has the meaning assigned to that term in the Lease.
     “State” means the State of North Carolina.
     “Sustained Eligible Positions” means, with respect to the Final Job Creation Clawback, the average number of Eligible Positions that results from adding the number of Eligible Positions existing as of the last day of each calendar quarter for twelve (12) consecutive calendar quarters, and then dividing that sum by twelve.
     “Taxiway” has the meaning set forth in Section 4(c)(v) of this Agreement.
     “Termination Fees” means any fee payable by the Company to the GTPA as a result of a termination of the Lease or this Agreement during the Initial Term as a result of an Event of Default by the Company and calculated as provided in Section 5 of this Agreement.
     2. Conditions. Each Party’s obligations as set forth in this Agreement are subject to the satisfaction of the following conditions precedent on or before September 30, 2008:
     (a) With respect to the GTPA, the Company shall have waived its right to terminate the Lease and this Agreement after the Due Diligence Period (as defined in the Lease) pursuant to Section 3(b) of the Lease.
     (b) With respect to both the Company and the GTPA, (i) the GTPA, the Company, the GLF and the Escrow Agent shall have entered into that certain Escrow Agreement, dated as of the date hereof (the “Escrow Agreement”), pursuant to which the Escrow Agent will hold and disburse the Grant in connection with the construction of the Facility, and in substantially the form attached hereto as Exhibit D and (ii) the GLF shall have funded the entire amount of the Grant to the Escrow Agent to be held in escrow and disbursed according to the terms and provisions of the Escrow Agreement and the Construction Agency Agreement.
     (c) With respect to the Company, (i) the GTPA and the GLF shall have approved the Plans and Specifications for the Facility, the budget for the Facility and the Construction Agreement (i.e., an Approved Budget for the Facility shall exist), and shall have appointed the Construction Consultant contemplated by Section 2.8 of the Construction Agency Agreement,

(ii) the GTPA shall have authorized the Company to execute and deliver the Construction Agreement, (iii) no default shall exist in any of the Inducements and (iv) Tenant has received the OEM Contract.
     3. Company Obligations. Upon the satisfaction of the conditions precedent set forth in Section 2 of this Agreement, the Company intends to create Eligible Positions and make investments in Capital Improvements to be located at the Leased Premises, as follows:
     (a) Subject to the terms of Section 3(d) of this Agreement, during the period beginning January 1, 2010 through December 31, 2018, by December 31 of each applicable Annual Period, the Company intends to have created, in the aggregate, the number of Eligible Positions indicated in the chart below (each, an “Aggregate Eligible Positions Target”):

Date	2010	2011	2012	2013	2014	2015	2016	2017	2018
Aggregate Eligible Positions Target	125	250	375	500	625	750	1000	1000	1000
For purposes of calculating the Annual Job Creation Clawback and the Final Job Creation Clawback, only Eligible Positions that satisfy the Criteria that relate specifically to the nature of the Eligible Positions shall be counted.
     (i) With respect to each Annual Period from 2010 through and including 2017, if the Company has not created at least eighty percent (80%) of the applicable Aggregate Eligible Positions Target indicated in the chart above for such Annual Period, as measured by the number of Eligible Positions existing on December 31 of each such Annual Period, the Company will make a payment with respect to each such Annual Period, calculated as follows:
(A)	Eighty percent (80%) of the applicable Aggregate Eligible Positions Target, minus the actual number of Eligible Positions created as of December 31 of such Annual Period;

(B)	divided by a number equal to eighty percent (80%) of the applicable Aggregate Eligible Positions Target;

(C)	multiplied by $50,000,000;

(D)	divided by the sum of (1) the remaining number of months in the Initial Term beginning on January 1 immediately following such Annual Period plus (2) 240 (i.e., the number of months in one Renewal Term);

(E)	equals, the amount of the applicable Annual Job Creation Clawback.

For any Annual Period for which an Annual Job Creation Clawback is due, such Annual Job Creation Clawback shall be paid in twelve (12) consecutive equal monthly installments beginning on the first day of the calendar month following determination of the actual number of Eligible Positions created for such Annual Period as provided in Section 3(a)(iii) below. An example of an Annual Job Creation Clawback calculation is set forth on Schedule 4 to this Agreement.
     (ii) If the Company has not, as of December 31, 2018, created at least eight hundred (800) Sustained Eligible Positions, the Company will make a payment, calculated as follows:
(A)	Eight Hundred (800) Eligible Positions, minus the actual number of Sustained Eligible Positions for the twelve-quarter period ending December 31, 2018;

(B)	divided by 800 Eligible Positions;

(C)	multiplied by $50,000,000;

(D)	then, subtract from that number the sum of all Annual Job Creation Clawback payments paid (or will be paid) on account of any failure to meet the Aggregate Eligible Positions Target for 2016 and 2017;

(E)	then, divide the above result by the sum of (1) the remaining number of months in the Initial Term plus (2) 240 (i.e., the number of months in one Renewal Term);

(F)	equals, the amount of the monthly Final Job Creation Clawback.
Subject to the terms of this Section 3(a)(ii) below, the Final Job Creation Clawback is to be paid in equal monthly installments through the end of the Initial Term beginning on the first day of the calendar month following the determination of the total Sustained Eligible Positions created as of December 31, 2018 pursuant to Section 3(a)(iii) below. An example of a Final Job Creation Clawback calculation is set forth on Schedule 5 to this Agreement. Notwithstanding the foregoing, if the Company is obligated to pay a Final Job Creation Clawback, but as of the end of any calendar quarter occurring after December 31, 2018, the Company creates eight hundred (800) Sustained Eligible Positions for any consecutive twelve-quarter period, then the Company’s job creation requirements shall be deemed satisfied and the Company may cease making payments of any Annual Job Creation Clawback and Final Job Creation Clawback (other than accrued and unpaid Clawback Payments).
     (iii) For each Annual Period beginning with 2010 through and including 2018, not later than March 1 following the last day of the applicable Annual Period, the Company shall submit to the GTPA the following materials in the form attached hereto as

Exhibit B, prepared by an Authorized Company Representative, and pertaining to the preceding Annual Period:
(A)	an annual payroll report showing the Eligible Positions created through the end of such Annual Period, the names, social security numbers, and W2 information of the individual Full-Time Employees occupying them, a description of each Eligible Position (including a revised description of each Eligible Position that substantially changed during the preceding year), wage and withholding data for each Eligible Position, the average wage of all Eligible Positions, all of which may be provided on the form entitled “Employment Profile” that is attached to the JDIG Grantee Annual Report that is required to be filed under the JDIG Grant Agreement;

(B)	a certification in the form attached as Exhibit C hereto as to the following:
(1)	that the Company continues to provide health insurance, as required by the JDIG Grant Agreement to all Full-Time Employees employed at the Facility;

(2)	that the Company has met the requirements, terms and conditions of this Agreement applicable to the preceding Annual Period, and that no event of default or event or condition has occurred, the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an event of default; and

(3)	that the Company has not manipulated or attempted to manipulate the number of Eligible Positions in order to meet the applicable Aggregate Eligible Positions Target.
The Company shall not destroy, purge or dispose of records required to be maintained by this Agreement without the express prior written consent of the GTPA during the Initial Term and for a period of three (3) years after conclusion of the Initial Term. The Company agrees that the GLF shall have the right to inspect (but not copy) records and information provided pursuant to this Section 3(a)(iii) solely for the purpose of determining GTPA’s compliance with the Grant.
     (b) Subject to the terms of Section 3(d) of this Agreement, as of December 31 of each Annual Period from 2009 through and including 2014, the Company intends to have made, in the aggregate, investments in Capital Improvements located on the Leased Premises as indicated in the chart below (each, an “Aggregate Capital Improvements Target”):

Date	2008	2009	2010	2011	2012	2013	2014
Aggregate Capital Improvements Target	-0-	$19 million	$41.5 million	$50 million	$60 million	$75 million	$100 million
The Company shall use its own funds, exclusive of the proceeds of the Grant and any funds received by the Company as a result of any Governmental Incentive Commitment, to achieve each Aggregate Capital Investments Target.
     (i) If the Company has not, as of December 31 of each Annual Period from 2009 through 2013, invested at least fifty percent (50%) of the applicable Aggregate Capital Improvements Target in Capital Improvements at the Leased Premises, as indicated in the chart above, the Company will make a payment with respect to each such Annual Period, calculated as follows:
(A)	Fifty percent (50%) of the applicable Aggregate Capital Improvements Target, minus the actual investment in Capital Improvements;

(B)	divided by a number equal to fifty percent (50%) of the applicable Aggregate Capital Improvements Target;

(C)	multiplied by $50,000,000;

(D)	divided by the sum of (1) the remaining number of months in the Initial Term beginning on the January 1 immediately following such Annual Period plus (2) 240 (i.e., the number of months in one Renewal Term);

(E)	equals, the amount of the monthly Annual Capital Improvements Clawback.
For any Annual Period for which an Annual Capital Improvements Clawback is due, such Annual Capital Improvements Clawback shall be paid in twelve (12) consecutive equal monthly installments, beginning on the first day of the calendar month following determination of the amount of investment in Capital Improvements for such Annual Period as provided in Section 3(b)(iii) below. An example of an Annual Capital Improvements Clawback calculation is set forth on Schedule 6 to this Agreement.
     (ii) If the Company has not, as of December 31, 2014, invested at least $80,000,000 in Capital Improvements at the Leased Premises, the Company will make a payment, calculated as follows:
(A)	Eighty million Dollars ($80,000,000), minus the actual investment in Capital Improvements;

(B)	divided by $80,000,000;

(C)	multiplied by $50,000,000;

(D)	divided by the sum of (1) the remaining number of months in the Initial Term plus (2) 240 (i.e., the number of months in one Renewal Term);

(E)	equals, the amount of the monthly Final Capital Improvements Clawback.
Subject to the terms of this Section 3(b)(ii) below, the Final Capital Improvements Clawback is to be paid in equal monthly installments through the end of the Initial Term beginning on the first day of the calendar month following the determination of total investment in Capital Improvements as of December 31, 2014 pursuant to Section 3(b)(iii) below. Notwithstanding the foregoing, if the Company is obligated to pay a Final Capital Improvements Clawback but thereafter the Company has invested, in the aggregate, $80,000,000 in Capital Improvements at the Leased Premises, then the Company’s Capital Improvements investment requirements shall be deemed satisfied and the Company may cease making payments of any Annual Capital Improvements Clawback and Final Capital Improvements Clawback (other than accrued and unpaid Clawback Payments). An example of a Final Capital Improvements Clawback calculation is set forth on Schedule 7 to this Agreement.
     (iii) For each Annual Period beginning with 2009 through and including 2014, not later than March 1 following the last day of the applicable Annual Period, the Company shall provide to the GTPA, a fixed asset report (which may be generated internally by the Company), listing all Capital Improvements installed at the Leased Premises since the date hereof and which continue to be in service as of the last day of the Annual Period in question. The report shall include a description of the asset, asset classification, cost, and in-service date for the asset. In the event any such assets are transferred to the Leased Premises from outside of the State, the value assigned to such asset shall be its book value at the time of transfer rather than original cost. The report shall include a certification from an Authorized Company Representative that none of the Capital Improvements were financed out of the proceeds from the Grant or any other Governmental Incentive Commitment. The Company agrees that the GLF shall have the right to inspect (but not copy) records and information provided pursuant to this Section 3(b)(iii) solely for the purposes of determining GTPA’s compliance with the Grant.
     (c) Other than any accrued and unpaid Clawback Payments, no Clawback Payments will be due or payable during any Renewal Term, it being understood and agreed that no further Clawback Payments shall be imposed after the end of the Initial Term.
     (d) Notwithstanding anything contained in this Section 3 to the contrary, the obligations of the Company to meet the Performance Targets that are set forth in this Section 3 are subject to Force Majeure and in the event of the occurrence of any event of Force Majeure, the Company shall have the deadline for meeting any affected Performance Target and all payment obligations related thereto extended by the number of days of delay resulting from the event of Force Majeure; provided, that, the Company is obligated to use commercially reasonable efforts to mitigate the effect of any Force Majeure. To the extent any Performance Target is extended pursuant to this Section 3(d), the Initial Term under the Lease shall be extended by an identical amount of time.
     (e) The Company shall maintain books and records adequate to document its compliance with this Agreement. Throughout the Initial Term, the Company shall make its payroll and employment books and records, the Facility and information related to the Facility available for inspection or audit by the GTPA, at such times and places as the GTPA may reasonably request. The Company shall provide the GTPA with access to persons and records for the purposes of monitoring, evaluating or auditing this Agreement and the Company’s performance, and for all other purposes required by law, regulation or policy. The Company shall use commercially reasonable efforts to comply with any reasonable request for access to persons or records by the GTPA within ten (10) business days of the receipt of a written request. The GTPA shall conduct such audits in a manner so as to minimize disruptions to the Company’s business operations.
     (f) All Clawback Payments that become due under this Agreement, if any, shall be paid by the Company to Landlord for deposit in a deposit account as designated by Landlord in writing.
     4. GTPA Obligations. Upon the satisfaction of the conditions precedent set forth in Section 2 of this Agreement:
     (a) The GTPA agrees to make available to the Company, pursuant to the terms of the Lease, the Construction Agency Agreement and the Escrow Agreement, the proceeds of the Grant for the purpose of paying the construction costs for the Facility incurred by the Construction Agent, as the agent for the GTPA, under the Construction Agreement and in accordance with the Approved Budget.
     (b) The GTPA agrees to be responsible for any loss or damage to the Existing Crops as a result of construction of the Facility or any other permitted activity of the Company under the Lease.
     (c) So long as the Company is in compliance with its obligations under the Construction Agency Agreement and the Lease, the GTPA agrees as follows:
     (i) The Company shall have access to and primary right of use for the TransPark Center that currently exists at the TransPark without cost to the Company through June 30, 2020. The TransPark Center will be renamed as “Spirit AeroSystems Advanced Technology Center” and shall remain so named during the term of this Agreement and the Lease.

     (ii) The Company shall have the right to use the GTPA-3 manufacturing facility (a 27,000 square foot manufacturing facility currently located at the TransPark) for a five year period from the Commencement Date through the fifth year anniversary of the Commencement Date pursuant to a lease agreement substantially in the form attached hereto as Exhibit A (the “GTPA-3 Lease”). The GTPA-3 Lease shall provide for (i) a five (5) year extension right at then existing fair market rates and (ii) a purchase option at fair market value (to be determined by an appraisal at the time of exercise). Rent for the GTPA-3 facility will equal to $4.73 per square foot (which rent will be paid directly to the GTPA by The Global TransPark Foundation). Under the GTPA-3 Lease, the Company will pay directly or reimburse the GTPA for amounts equal to all insurance, utility and maintenance costs of the GTPA-3 facility. Other normal and necessary operational costs for the GTPA-3 facility will be either expressly identified in the GTPA-3 Lease or result from new or changed governmental regulations, and will be a direct pass through of the GTPA costs therefor.
     (iii) If requested by the Company, the GTPA shall negotiate in good faith and use commercially reasonable efforts to provide staging space and staging areas for the Company in connection with the construction of Capital Improvements and for other warehousing purposes, on a timetable and under such terms as are to be mutually agreed. Neither the GTPA nor the Company has any obligation under this Section 4(c)(iii) with respect to staging space other than obligations of good faith and commercial reasonableness.
     (iv) The GTPA will, either directly or by maintaining agreements with the City of Kinston and Lenoir County, provide fire, emergency and medical response capacities that comply with the terms and conditions of Schedule 3 to this Agreement.
     (v) Upon the GTPA’s receipt from the North Carolina Department of Transportation of a commitment of funds for such purpose, the GTPA will construct a taxiway from the Leased Premises to the existing TransPark runway (the “Taxiway”) in a location and on such terms and conditions as are mutually agreeable to the GTPA and the Company. The GTPA will cooperate with the Company in obtaining and filing necessary documentation with the FAA for the Taxiway.
     (vi) The GTPA will, on or before July 1, 2009, relocate the existing cemetery that is currently located on the Leased Premises to a location that is not part of the Leased Premises.
     (vii) The GTPA will take all actions required of the GTPA as the Grantee and Administrator of FTZ No. 214 and will cooperate with the Company in the Company’s application for, and in obtaining from, all appropriate authorities, Sub-zone designation “C” of the Leased Premises related to the GTPA’s existing Free Trade Zone.

     (viii) The Company has obtained, as one of the Governmental Incentive Commitments, commitments from the North Carolina Department of Transportation, the North Carolina Railroad Authority, the City of Kinston and Lenoir County to provide the following infrastructure improvements at the TransPark (or funding therefor), sufficient to meet the Company’s needs:
(A)	Improvements for a new rail spur to and on the Leased Premises;

(B)	Road improvements permitting direct highway access to and from the Leased Premises to C. Felix Harvey Parkway, John Mewborne Road, and Rouse Road; and

(C)	Funding for the GTPA to construct a storm water management basin system pursuant to a funding agreement between the GTPA, the City of Kinston and Lenoir County dated November 5, 2001 (the “Storm Water Agreement”).
The GTPA agrees to (i) cooperate with the North Carolina Department of Transportation, the North Carolina Department of Environment and Natural Resources, the North Carolina Railroad Authority, the City of Kinston and Lenoir County by providing access to, and easements across, the GTPA property for the improvements described above, and (ii) construct the storm water management basin system as contemplated by the Storm Water Agreement on or before substantial completion of Landlord’s Alterations. The parties agree and acknowledge that because the storm water basin system will be located entirely on the Leased Premises and that the Company is responsible under the Lease for the maintenance and repair of the storm water basin system, no third party (including, without limitation, the GTPA) will be permitted to have storm water drain into the storm water basin system located on the Leased Premises.
     (ix) As soon as commercially practical, during the Due Diligence Period, the GTPA will either (A) seek FAA release from the GTPA’s Airport Improvement Program (“AIP”) grant obligations and modify the ISO exhibit “A” property map (the “ISO Map”) to remove the Leased Premises from the ISO Map, or (B) in the event the GTPA is unsuccessful causing the removal of the Leased Premises from the ISO Map, seek (1) the FAA’s acknowledgement that Tenant’s proposed uses of the Leased Premises are aeronautical businesses and (2) FAA consent to the Lease.
     (d) The Governmental Incentive Commitments are a material inducement to the Company to enter into this Agreement, the Construction Agency Agreement, the Lease and the Escrow Agreement. In the event any party that has committed to make, grant or give a Governmental Incentive Commitment to or for the benefit of the Company defaults in such obligations or commitments in any material respect, the Company shall have the right to, among other rights and remedies it may have at law or in equity, to (i) terminate this Agreement, the Construction Agency Agreement and its right to possession of the Leased Premises under the Lease (as well as all of its liabilities and obligations to Landlord thereunder) without liability or obligation to the GTPA under this Agreement (including liability for any Clawback Payments or

Termination Fees) other than the Company’s indemnification obligations contained in the Lease, or (ii) if the Company elects not to terminate the Lease and this Agreement, to offset any cost, expense, loss or damage resulting to the Company against any Clawback Payments, if any, that may become due pursuant to the terms of this Agreement.
     5. Termination.
     (a) In the event that, during the Initial Term of the Lease, either (i) the GTPA terminates the Lease or the Company’s right to possession of the Leased Premises under the Lease as a result of an Event of Default by the Company thereunder or (ii) the Company ceases all operations at the Leased Premises on a permanent basis for reasons unrelated to an express right to terminate the Lease as therein provided or unrelated to a casualty, condemnation, governmental action or any other event of Force Majeure (either termination, an “At-Fault Termination Event”), then the Company shall pay a fee to GTPA equal to the net present value (using a discount rate equal to the rate on the ten year Treasury bill as of the date of termination) of all remaining unpaid Clawback Payments due or that would become due pursuant to the terms of this Agreement through the end of the Initial Term of the Lease calculated based on performance as of the date of termination and assuming no further Performance Targets would be achieved. Upon payment in full of the Termination Fee, the Company shall have no further liability or obligation to the GTPA pursuant to this Agreement, the Lease or any other document or instrument other than indemnity obligations expressly contained in the Lease. The GTPA and the Company agree that it would be extremely difficult to determine precisely the amount of actual damages that would be suffered by the GTPA as a result of an At-Fault Termination Event but that the amount of the Termination Fee, as liquidated damages, is a fair and reasonable determination of the amount of actual damages that would be suffered by GTPA for an At-Fault Termination Event. The Parties agree that the Termination Fee does not constitute a penalty. Upon payment in full of the Termination Fee, the GTPA hereby releases and waives any and all other rights or remedies it may have against the Company as a result of the applicable At-Fault Termination Event. An example of the calculation of the Termination Fee pursuant to this Section 5(a) is set forth on Schedule 8.
     (b) At any time after December 31, 2020, in the event the Company loses its initial, primary OEM Contract in a circumstance where another OEM Contract of equal or greater value is not in place with respect to the Facility, then the Company shall have the right to terminate this Agreement and the Lease upon payment of a fee (the “OEM Termination Fee”) equal to $2,000,000, plus fifty percent (50%) of the amount calculated pursuant to Section 5(a) above as a result of such termination. Upon payment in full of the OEM Termination Fee, the GTPA hereby releases and waives any and all other rights or remedies it may have against the Company as a result of the termination pursuant to this Section 5(b). An example of the calculation of the OEM Termination Fee is set forth on Schedule 9.
     (c) The Company may terminate this Agreement without any liability or obligation to the GTPA (other than its indemnification obligations set forth in the Lease) pursuant to an express right to do so as set forth in the Lease, the Construction Agency Agreement or Section 4(d) of this Agreement

     6. Protection and Release of Information.
     (a) The Company acknowledges that this Agreement, and all records or documents pertaining thereto, are subject to the provisions of G.S. § 143B-437.54(e), Chapter 132 of the General Statutes (the “Public Records Act”), and other applicable provisions of the General Statutes protecting confidential information from disclosure. Payroll and tax information submitted by the Company under this Agreement is tax information and is subject to the confidentiality provisions of G.S. §§ 105-259 and 143B-437.58(a).
     (b) The Company shall clearly identify on their face all records or documents which it deems to contain confidential information and/or trade secrets.
     (c) The Company shall be responsible for any and all costs, expenses, fees or losses it or the GTPA may incur as a result of responding to or resisting any request, subpoena, legal complaint, court order or other demand seeking to compel such party to release or disclose records, documents or information pertaining to the Company or the Facility, and, to the extent that the Company notified the GTPA that it objects to such disclosure or release and the GTPA defends against such release, the Company shall indemnify the GTPA and its members, officers, directors, employees, agents and attorneys for all costs associated therewith, provided that, no such indemnified party shall be obligated to take any such action.
     7. Miscellaneous.
     (a) Each Party acknowledges that, in executing this Agreement, such Party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation thereof.
     (b) THE VALIDITY OF THIS AGREEMENT AND ANY OF ITS TERMS OR PROVISIONS, AS WELL AS THE RIGHTS AND DUTIES OF THE PARTIES, ARE GOVERNED BY THE LAWS OF NORTH CAROLINA. Subject to the provisions of Section 7(a), the Company agrees and submits, solely for matters concerning this Agreement, to the exclusive jurisdiction of the courts of North Carolina and agrees, solely for such purposes, that the only venue for any legal proceedings shall be Wake County, North Carolina. Subject to the provisions of Section 7(a), the place of this Agreement, and all transactions and agreements relating to it, and their situs and forum, shall be Wake County, North Carolina, where all matters, whether sounding in contract or tort, relating to its validity, construction, interpretation, and enforcement, shall be determined.
     (c) The Company shall comply with all laws, ordinances, codes, rules, regulations, and licensing requirements that are applicable to the conduct of its business, including those of Federal, state and local agencies having jurisdiction and/or authority.

     (d) If any provision or part of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement will not in any way be affected or impaired, unless the invalidity, illegality or unenforceability completely nullifies this Agreement.
     (e) This Agreement, in accordance with its terms, shall inure to the benefit of, be binding upon, enforceable by and against, and a continuing contractual obligation of, the GTPA and the Company, and their respective successors and assigns, subject to any amendment or termination hereof.
     (f) The Company shall promptly notify the GTPA in writing no less than thirty (30) days in advance of the closing of any transaction in which the Company intends to:
     (i) consolidate with or merge into another entity;
     (ii) sell, lease, or convey all or substantially all of its assets; or
     (iii) sell, assign or otherwise transfer the whole or any part of its interest in this Agreement.
     (g) The Company may not assign or otherwise transfer its interest in this Agreement without the GTPA’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The GTPA may, as a condition to its consent, require that the assignee, transferee or surviving entity in the consolidation or merger:
     (i) assume in writing the obligations of the Company under this Agreement;
     (ii) provide evidence reasonably satisfactory to the GTPA that it is solvent and that it will be able to pay its debts as they come due; and
     (iii) represent and warrant to the GTPA that it is, and covenant that it will remain, in compliance with the terms of this Agreement.
     (h) Except as provided in the Construction Agency Agreement, the Company and its employees, officers and executives are not employees or agents of the State or any agency thereof; nor are the State, its employees, officers and executives, agents or employees of the Company. This Agreement shall not operate as a joint venture, partnership, trust, agency or any other business relationship.
     (i) Except as herein specifically provided otherwise, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. It is expressly understood and agreed that the enforcement of the terms and conditions of this Agreement, and all rights of action relating to such enforcement, shall be strictly reserved to the GTPA and the Company and their respective successors and assigns. It is the express intention of the GTPA and the Company and their respective successors and assigns that any such person or entity, other than the GTPA, and the Company, receiving services or benefits under this Agreement shall be deemed an incidental beneficiary only.
     (j) All notices hereunder shall be in writing and shall be given by delivery in person, by placing the notice in the U.S. mail, postage prepaid, and mailing the same by certified mail, return receipt requested, or by mailing through a recognized national overnight courier (e.g., FedEx), postage prepaid, in either addressed to the party to receive notice as follows:
If to the Authority:
Executive Director
North Carolina Global TransPark Authority
2780 Jetport Road, Suite A
Kinston, North Carolina 28504-7346
With a copy to (which shall not constitute notice):
Assistant Attorney General for
Global TransPark Authority
North Carolina Department of Justice
P.O. Box 629
Raleigh, North Carolina 27602
If to the Company:
Jeffrey Turner, President and CEO
3801 S. Oliver Street
P.O. Box 78008
Wichita, Kansas 67278-0008
With a copy to (which shall not constitute notice):
Spirit AeroSystems, Inc.
3801 S. Oliver Street
P.O. Box 78008
Wichita, Kansas 67278-0008
Attn: Jonathan Greenberg, General Counsel
Notices shall be deemed given and received on the date when delivered in person, three days after being placed in the U.S. mails and one day after being placed in the custody of an overnight courier. Any party may give notice of the change of address by giving such notice in accordance with the terms hereof.

     (k) This Agreement may not be amended orally or by performance. Any amendment must be made in written form and executed by duly authorized representatives of the Parties.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have hereunto affixed their hands and seals to multiple counterpart originals which collectively shall constitute a single instrument effective as of the day and year first written above.

THE NORTH CAROLINA GLOBAL TRANSPARK AUTHORITY

By:
Name:
Title:

SPIRIT AEROSYSTEMS, INC.

By:
Name:
Title:

Schedule 1
List of Fixtures constituting Capital Improvements
•	Overhead Cranes

•	Overhead Specialized Material Handling Equipment

•	Autoclave

•	Cold Storage Facility

•	Nitrogen Generation and Storage Equipment

Schedule 2
List of Governmental Incentive Commitments
A.	North Carolina Department of Commerce Letter — Secretary James Fain, III dated May, 09, 2008.

B.	North Carolina Department of Commerce Permitting Letter — Environmental Consultant Paul Jordan dated May 06, 2008.

C.	North Carolina Workforce Selection & Training Letter — Community College System President, Scott Ralls, Workforce Division Director, Roger Shackelford, Employment Services Director, Manfred Emmrich, dated May 06, 2008.

D.	Temporary Rail Staging Yard Letter — North Carolina Railroad President, Scott Saylor, dated May 06, 2008.

E.	North Carolina Department of Transportation — Secretary, Lyndo Tippett dated May 09 and May 13, 2008.

F.	On-Site Stormwater Management Letter — Mike Jarman and Scott Stevens dated May 08, 2008.

G.	RESERVED.

H.	FTZ Sub-Zone Letter — Darlene Waddell dated March 08, 2008.

I.	Local Construction Permits and Inspectors’ Letter — Mike Jarman dated May 09, 2008.

J.	City Water and Sewer Services Letter — Incentive Agreement from Scott Stevens dated May 12, 2008.

K.	No Applicable City Building Codes and No Annexation of GTP by the City Letter — Scott Stevens dated May 08, 2008.

L.	County Economic Development Agreements (5).

Schedule 3
Response Capacities
•	Fire Response for hazardous material incidents and fires — within 3 to 5 minutes

•	Emergency Medical Response — within 3 to 5 minutes

•	Police/Sheriff Response — current City and County standard

Schedule 4
Annual Job Creation Clawback Calculation
The Lease begins on July 1, 2008 and the Facility is occupied on June 30, 2010. As of the end of 2015, the Company has created a total of 500 jobs. The Annual Job Creation Clawback is calculated as follows:
The applicable Aggregate Eligible Positions Target is 750, and eighty percent (80%) of 750 = 600.

(600-500)

600	x $50MM	=	$8,333,333
As of December 31, 2015 there are 414 months remaining in the 20-year Initial Term plus one Renewal Term. Therefore, the monthly amount of the Annual Job Creation Clawback would equal, for the twelve-month period beginning as soon as job numbers for December 31, 2015 are known, $20,128.82 per month ($8,333,333 divided by 414 months).

Schedule 5
Final Job Creation Clawback Calculation
The following Eligible Positions existed as of the dates indicated:

March 31, 2016 — 600 jobs	March 31, 2017 — 660 jobs	March 31, 2018 — 730 jobs

June 30, 2016 — 610 jobs	June 30, 2017 — 680 jobs	June 30, 2018 — 750 jobs

September 30, 2016 — 620 jobs	September 30, 2017 — 700 jobs	September 30, 2018 — 800 jobs

December 31, 2016 — 640 jobs	December 31, 2017 — 710 jobs	December 31, 2018 — 810 jobs

March 31, 2019 — 830 jobs	March 31, 2020 — 870 jobs

June 30, 2019 — 840 jobs	June 30, 2020 — 1000 jobs

September 30, 2019 — 870 jobs	September 30, 2020 — 1000 jobs

December 31, 2019 — 870 jobs	December 31, 2020 — 1000 jobs
The average Sustained Eligible Positions over the twelve-quarter period ending December 31, 2018 was 692.50 Sustained Eligible Positions (8,310 divided by 12). The Final Job Creation Clawback is calculated as follows:

(800 — 692.5)

800	x $50MM	=	$6,718,750.00
Subtract out all Annual Job Creation Clawback payments made for 2016 and 2017:
     The Annual Job Creation Clawback for 2016 equals:

(800 — 640)

800	x $50MM	=	$10,000,000.00
$10,000,000.00 ÷ 402 remaining months = $24,875.62 per month
Therefore, the total amount of the Annual Job Creation Clawback on account of the 2016 Aggregate Eligible Positions Target is $298,507.00.

     The Annual Job Creation Clawback for 2017 equals:

(800-710)

800	x $50MM	=	$5,625,000.00
$5,625,000.00 ÷ 390 remaining months = $14,423.08 per month
Therefore, the total amount of the Annual Job Creation Clawback on account of the 2017 Aggregate Eligible Positions Target is $173,077.00.
$6,718,750.00 — 298,507.00 — 173,077.00 = $6,247,166.00
As of December 31, 2018 there are 390 months remaining in the 20-year Initial Term plus one Renewal Term. Therefore, the monthly amount of the Final Job Creation Clawback would equal, for the remaining Initial Term, $16,018.37 ($6,247,166 divided by 390 months).
However, for the twelve-quarter period beginning on October 1, 2017 and ending on September 30, 2020, the average Sustained Eligible Positions (calculated as provided above for such twelve-quarter period) is 840 jobs (10,080 divided by 12). The applicable Aggregate Eligible Positions Target has been met. The Company will have made twenty-one (21) monthly payments of $17,227.56 each for the period from January 1, 2019 through September 30, 2020, and no further monthly Clawback Payments are due or owing after September 30, 2020.

Schedule 6
Annual Capital Improvements Clawback Calculation
The Lease begins on July 1, 2008 and the Facility is occupied on June 30, 2010. As of the end of 2010, the Company has made cumulative Capital Improvements of $10 Million. The Annual Capital Improvements Clawback is calculated as follows:
The applicable Aggregate Capital Investment Target is $41.5MM, and fifty percent (50%) of $41.5MM = $20.75MM

($20.75MM — $10MM)

$20.75MM	x $50MM	=	$25,903,361
As of December 31, 2010, there are 474 months remaining in the 20-year Initial Term plus one Renewal Term. Therefore, the monthly amount of the Annual Capital Improvements Clawback would equal, for the period beginning on January 1, 2011 and ending on December 31, 2011, $54,648.44 per month ($25,903,361 divided by 474 months).

Schedule 7
Final Capital Improvements Clawback Calculation
As of the end of 2014, the Company has made Capital Improvements equal to $30 Million. The Final Capital Improvements Clawback will equal the following:

($80MM — $30MM)

$80MM	x $50MM	=	$31,250,000
As of December 31, 2014, 426 months are remaining in the 20-Year Initial Term plus one Renewal Term. Therefore, the monthly amount of the Final Capital Improvements Clawback would equal, beginning on January 1, 2015, $73,356.81 per month ($31,250,000 divided by 426 months). However, on July 15, 2016, the Company has made cumulative Capital Improvements equal to $85 Million. The applicable Aggregate Capital Investment Target has been met. The Company would have made 19 monthly payments of $73,356.81 each (January 1, 2015 through July 1, 2016) and no further monthly Clawback Payments on account of the Capital Investment Target would be due after July 15, 2016.

Schedule 8
Section 5(a) Termination Fee
Termination Fee for a Termination as of December 31, 2012
If the Company walks away from the Lease as of December 31, 2012, assuming the Company met its Performance Targets for 2010 and 2011, has created 300 eligible jobs and invested $30MM in Capital Improvements, the amount of the Termination Fee payable by the Company is calculated as follows:
Annual Job Creation Clawback =
For each year through December 31, 2015:
{[[(0.8(Target) — 0) ÷ 0.8(Target)] x $50MM] ÷ Remaining Initial/Renewal Months} x 12 months

		Remaining
		Months	Monthly Rent
Year	Target	as of 12/31	Escalation
2012	375	450	$0.00

2013	500	438	$114,155.25

2014	625	426	$117,370.89

2015	750	414	$120,772.95

2016	1000	402	$124,378.11

2017	1000	390	$128,205.13
The net present value of these monthly payments, calculated at a discount rate of 3.875% (the 10 year t-bill rate as of December 31, 2012), is $5,853,883.00.
Final Job Creation Clawback =
{{[[(0.8(1,000) — 0) ÷ 0.8(1,000)] x $50MM] — [($124,378.11 per month* 12 months) + ($128,205.13 per month * 12 months)]} ÷ 450} = $104,375.56 per month from January 1, 2013 through June 1, 2030.
The net present value of these monthly payments, calculated at a discount rate of 3.875% (the 10 year t-bill rate as of December 31, 2012), is $14,156,627.00.

Annual Capital Improvements Clawback =
{[[(0.5(Target) — $30MM) ÷ 0.5(Target)] x $50MM] ÷ Remaining Initial/Renewal Months] x 12 months

		Remaining
		Months	Monthly Rent
Year	Target	as of 12/31	Escalation
2012	$60 MM	450	$0.00

2013	$75 MM	438	$22,831.05
The net present value of these monthly payments, calculated at a discount rate of 3.875% (the 10 year t-bill rate as of December 31, 2012), is $238,906.00.
Final Capital Improvements Clawback for 2014 =
{[[(0.8($100 MM) — $30 MM) ÷ 0.8($100MM)] x $50MM] ÷ 450} = $69,444.44 per month from January 1, 2013 through June 1, 2030.
The net present value of these monthly payments, calculated at a discount rate of 3.875% (the 10 year t-bill rate as of December 31, 2012), is $9,418,863.00.
Therefore, the total Termination Fee for a December 31, 2012 termination of the Lease is (1) $5,853,883, the net present value of the aggregate of each of the Annual Job Creation Clawbacks for each year from 2012 to 2015 since the Company would not have met each of the Aggregate Eligible Positions Targets during such period, plus (2) $14,156,627, the net present value of the Final Job Creation Clawback, plus (3) $238,906, the net present value of the aggregate of each of the Annual Capital Improvements Clawbacks for each year from 2012 to 2013 since the Company would not have met each of the Aggregate Capital Investment Targets during such period, plus (4) $9,418,863, the net present value of the Final Capital Improvements Clawback, for a total Termination Fee of $29,668,279.

Schedule 9
OEM Termination Fee
OEM Termination Fee for Termination as of December 31, 2024
If the Company walks away from the Lease as of December 31, 2024, assuming the Company had created 700 jobs and invested $70MM in capital by the end of the applicable ramp-up period, and the primary OEM contract has been terminated and the Company has provided the appropriate 180 day notice, the Company would be subject to the following penalty, as calculated below:
Final Job Creation Clawback (calculated as of 12/31/18) =
{[[[(0.8(1,000)) — 700) ÷ 0.8(1,000)] x $50MM] ÷ 378} = $16,534.39 per month from January 1, 2025 through June 1, 2030
     The net present value of those monthly payments, calculated at a discount rate of 3.875% (the ten year t-bill rate on December 31, 2024), is $549,312
Final Capital Improvements Clawback (calculated as of 12/31/14) =
{[[((0.8($100 MM)) — $70 MM) ÷ 0.8($100MM)] x $50 MM] ÷ 426} = $14,671.36 per month from January 1, 2025 through June 1, 2030
     The net present value of those monthly payments, calculated at a discount rate of 3.875% (the ten year t-bill rate on December 31, 2024), is $487,418
Aggregate OEM Termination Fee =
     $2MM + 0.5($549,312.00 + $487,418.00) = $2,518,365.00

Exhibit A
Form of GTPA-3 Facility Lease
     To be entered into by the Company and the GTPA written 30 days from the date of this agreement.

Exhibit B
Employment Profile: [Spirit AeroSystems, Inc.]

							(8)
	(2)						Termination		(10)
	Eligible or		(4)			(7)	Date at	(9)	Gross	(11)	(12)
(1)	Non-		Social			Hire Date at	[Project	Termination	Earnings	NC State	NC
Position	Eligible	(3)	Security	(5)	(6)	[Project	Location] (if	Date (if	(Mdcr-Tot.	Taxable	Withholding
Number	Position	Name	Number	Job Title	Hire Date	Location]	applicable)	applicable)	Cmp.)	Wage	Paid
	(“E” or “N”)	(“Last Name, First Name”)			(mm/dd/yyyy)	(mm/dd/yyyy)	(mm/dd/yyyy)	(mm/dd/yyyy)	W-2 Box 5	W-2 Box 16	W-2 Box 17

Exhibit C
[Reporting Requirements]

Grantee Name:
FEIN:
DOC Grant Number:
CERTIFICATIONS:
Acknowledge that you have read and understand the certification, and that the certification applies by placing a check to the right of each statement. Attach a detailed explanation for each certification that does not apply.

1.	The Company has met all requirements, terms and conditions of the Inducement Agreement applicable to the [ Grant Year].	___

2.	The Company has achieved its minimum Aggregate Eligible Positions Target and Aggregate Capital Investments Target, each as set forth in the Inducement Agreement, and all other performance criteria specified in the Inducement Agreement, for the applicable Annual Period.	___

3.	Eligible Positions have not been created by transferring or shifting ineligible positions that existed in North Carolina prior to the effect date of the Inducement Agreement at other projects or locations of the Company or any of its affiliates.	___

4.	The Company makes available health insurance to all permanent full-time employees at the Facility in the amount required for eligibility for tax credits under the William S. Lee Act in N.C. Gen. Stat. § 105-129.4(b2).	___

5.	The Company has not manipulated or attempted to manipulate Eligible Positions withholdings for the purpose of meeting the Aggregate Eligible Positions Target.	___

6.	All statements and representations made by the Company, or on its behalf to the GTPA in connection with this annual report, and any reports, data and other materials furnished by the Company, or on its behalf, to the GTPA are true, accurate and complete in all material respects and do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained herein or therein not materially misleading, to its best knowledge and belief. The information contained in this annual report has been assembled following diligent inquiry.	___

7.	The Company has not voluntarily filed a petition for bankruptcy, nor has any petition been filed against it under applicable bankruptcy laws.	___

8.	No covenant made by the Company under Section 3 of the Inducement Agreement has been materially breached.	___

9.	No event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become a default under the Inducement Agreement.	___
ATTACHMENTS TO THE REPORT:
     Verification of Capital Expenditures:
Attached a Company-generated fixed asset report, listing each fixed asset that was placed in service at the Leased Premises after the effective date of the [JDIG Grant], and that continued to be in service as of the end of the applicable Annual Period. The report should include an asset description, asset classification, cost and the in-service date for each asset.
Notes: Assets placed in service prior to the effective date of the JDIG Grant Agreement or assets transferred to the Facility from within North Carolina should NOT be included in the report, unless specifically permitted by the Agreement. When listing assets transferred to the Facility from outside of North Carolina, provide the book vaule at the time of transfer rather than the original cost.

SIGNATURES:
The information contained in this report has been assembled following diligent inquiry and is true and accurate to the best of my knowledge and that of the Company.
OFFICER OF THE COMPANY
(Signature of Officer)                           (Date)
NOTARY PUBLIC
I,                                         , a notary public of                                           County in the State of                                          do certify that                                           personally appeared before me this day, and first being duly sworn, acknowledged that he/she is                                          of the Company and that he/she is authorized to execute the foregoing instrument on behalf of the Company and executed the foregoing instrument in my presence.
Witness my hand and official seal, this the                      day of                     , 20      .
(Official Seal)

My commission expires on _______, 20

(Signature of Notary Public)
Payroll and tax information submitted under this subsection are subject to confidentiality provisions for tax information found in N.C. Gen. Stat. § 105-259 and will be maintained as confidential.
Other information in this report and accompanying attachments may become a public record following its submission unless otherwise protected by the confidentiality provisions of the State public records act, which include protections for confidentiality and proprietary information that constitutes a trade secret (N.C. Gen. Stat. § 132-1). Any such information should be clearly marked as “confidential” and an explanation of the reasons why the information should not be disclosed should be provided.

Exhibit D
Form of Escrow Agreement